UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

Interline Brands, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	333-106801	22-2232386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 W. Bay Street, Jacksonville, Florida		32204
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (904) 421-1400

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

Underwriting Agreement

On December 15, 2004, Interline Brands, Inc., a New Jersey corporation (the “Company” or “we” or “us”), entered into an Underwriting Agreement (the “Agreement”) among the Company, Interline Brands, Inc., a Delaware corporation (“Interline DE”), certain stockholders of the Company named therein, and Credit Suisse First Boston LLC and Lehman Brothers Inc., as representatives of the several underwriters named in the Agreement (collectively the “Underwriters”), relating to the issuance and sale by Interline DE to the Underwriters of 12,500,000 shares of Interline DE’s common stock at a purchase price per share of $13.9687 in Interline DE’s initial public offering (the offering price to the public of $15.00 per share minus the Underwriters’ discount).  Interline DE also granted the Underwriters an option to acquire an additional 167,000 shares from Interline DE and 1,708,000 shares from certain selling stockholders for the sole purpose of covering over-allotment sales.  The underwriters exercised their option to acquire 1,708,000 shares from the selling stockholders and the transaction closed on December 21, 2004.  The Agreement contains customary representations and warranties, closing conditions and indemnification obligations.  The Company was discharged and released from its obligations under the Agreement upon the completion of the closing of the offering on December 21, 2004.

Agreement and Plan of Merger

On December 10, 2004, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Interline DE and Interline Subsidiary, Inc., a subsidiary of Interline DE (“Mergerco”), pursuant to which the Company merged (the “Merger”) with and into Mergerco, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Interline DE.  The merger was consummated on December 21, 2004.

Pursuant to the terms of the Merger Agreement, in the merger, holders of Company preferred stock received in the aggregate approximately $55.0 million in cash and 19,183,333 shares of Interline DE common stock.  Holders of Company preferred stock issued on May 16, 2000 received $2.38 in cash and 0.83097 shares of Interline DE common stock per share of Company preferred stock held and holders of Company common stock received 0.01218 shares of Interline DE common stock per share of Company common stock held, or an aggregate of 66,667 shares of Interline DE common stock.

Amendment and Restatement of Employment Agreement with William R. Pray

We entered into an amendment and restatement of our employment agreement with Mr. Pray, our Senior Vice President and Chief Merchandising Officer, effective as of December 15, 2004, which amends Mr. Pray’s current employment agreement to clarify that the expiration date is December 31, 2005, subject to certain automatic extensions, and to provide Mr. Pray with a base salary of $200,000 beginning July 1, 2005, and a guaranteed bonus of $50,000 for calendar year 2005 and $100,000 for calendar years 2006 and thereafter. In addition, if Mr. Pray’s employment is terminated by us without “cause” or by Mr. Pray for “good reason” (as defined in his employment agreement), he will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of his health benefits and automobile expense reimbursement through December 31, 2006 and (iii) if such termination occurs prior to December 31, 2005, base salary continuation (at the applicable rate) through December 31, 2005. The other terms of Mr. Pray’s employment agreement remain unchanged.

Amendment to Amended and Restated Shareholders’ Agreement

On December 15, 2004, we entered into Amendment No. 2 to our Amended and Restated Shareholders’ Agreement, dated as of September 29, 2000, and as amended on March 16, 2004, among Interline DE, us, certain of our principal stockholders, including affiliates of Parthenon Capital, J.P. Morgan Partners, LLC, JPMorgan Chase Bank, as trustee for First Plaza Group Trust (a GM Pension Fund), Sterling Investment Partners, and certain members of our management, including Messrs. Grebe (our Chief Executive Officer), Sanford (our Chief Operating Officer) and Pray.  The amendment terminated certain provisions that would not be appropriate for a company with publicly traded equity securities, confirmed that registration rights of holders of Company stock would continue to apply with respect to stock of Interline DE that such holders would receive in the Merger and permitted our stockholders from prior to the completion of Interline DE’s initial public offering to assign certain of their registration rights in connection with the sale of shares of Interline DE by certain of our stockholders in the over-allotment option of Interline DE’s initial public offering.

Amendment of Credit Facility

In connection with Interline DE’s initial public offering, on December 21, 2004, we amended our credit facility. JPMorgan Chase Bank, N.A. and Credit Suisse First Boston were joint bookrunners. Credit Suisse First Boston will act as administrative agent and a lender under the amended credit facility, and JPMorgan Chase Bank, N.A. will act as syndication agent and a lender under the amended credit facility. The Company will continue to be the borrower under the amended credit facility. The following sets forth a description of the material terms of the credit facility, as amended in connection with Interline DE’s initial public offering.

Structure

The amended credit facility provides for aggregate commitments of $200.0 million, consisting of:

•                       a revolving loan facility of $100.0 million, of which a portion will be available in the form of letters of credit, and

•                       a term loan facility of $100.0 million.

We used a portion of the proceeds of Interline DE’s initial public offering to prepay a portion of the term loan under our credit facility in connection with the amendment thereof.

Security and Guarantees

The indebtedness under the amended credit facility is guaranteed by Interline DE and by our domestic subsidiaries. The obligations under our amended credit facility and the guarantees under the amended credit facility are secured by a first-priority security interest in substantially all our assets and the assets of the guarantors, including a pledge of all of our capital stock and the capital stock of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries.

Interest and Expenses

Borrowings under the amended term loan facility and revolving loan facility bear interest, at our option, at either adjusted LIBOR or at the alternate base rate plus a spread. The spread under the amended credit facility with respect to the term loan facility is lower than that under our credit facility previously. It was unchanged for the revolving loan facility. Outstanding letters of credit under the revolving loan facility are subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans.

In connection with the amended credit facility, we were required to pay customary administrative fees, commitment fees, letter of credit issuance and administration fees and certain expenses and to provide certain indemnities.

Maturity and Amortization

The amended term loan facility has a maturity of December 31, 2010, and the revolving loan facility has a maturity of May 31, 2008. Amounts under the term loan facility become due and payable in quarterly installments equal to 1.0% of the principal amount during each of the first six years, with the balance payable in one final installment at the maturity date.

Prepayments

We are permitted to make voluntary prepayments on outstanding borrowings and reduce the commitments under the amended credit facility in whole or in part, at its option, and are required to prepay loans under the term loan facility in certain circumstances that are customary for financings of this kind.

Covenants

The amended credit facility contains affirmative, negative and financial covenants customary for such financings.

The amended credit facility also limits our ability to prepay, redeem or repurchase certain debt, including our outstanding 11.5% Senior Subordinated Notes due 2011. In addition, the amended credit facility contains the following financial covenants that will require us to maintain certain financial ratios as of the last day of each fiscal quarter:

•                       minimum ratio of consolidated EBITDA to consolidated cash interest expense (each as defined in the amended credit facility) of not less than 1.75 to 1.00 on December 31, 2004 and increasing to not less than 2.50 to 1.00 on September 30, 2007, and thereafter as provided in the amended credit facility,

•                       maximum ratio of net total indebtedness to consolidated EBITDA (each as defined in the amended credit facility) of not more than 4.50 to 1.00 on December 31, 2004 and decreasing to not more than 3.50 to 1.00 on December 31, 2007, and thereafter as provided in the credit facility.

Events of Default

The amended credit facility contains events of default customary for such financings.

Incremental term loans

The amended credit facility also provides for incremental term loans in an aggregate principal amount of up to $100.0 million which will be available to us if certain conditions (including certain financial ratios) are met. The proceeds of the incremental term loans may be used to make certain acquisitions and to prepay revolving loans under the amended credit facility. Each incremental term loan must be in a minimum principal amount of $50.0 million. Each incremental term loan will be guaranteed and secured on a pari passu basis with the existing loans under the amended credit facility. Each incremental term loan may not have a scheduled maturity date that is earlier than the maturity date for the term loan under the amended credit facility, and may not have a weighted average life that is shorter than the term loan under the amended credit facility.  If the interest rate spread applicable to any incremental term loan exceeds the interest rate spread applicable to the term loans outstanding under the amended credit facility on December 21, 2004 by more than 0.25%, then the interest rate spread applicable to the term loans outstanding under the amended credit facility on December 21, 2004 will be increased so that it equals the interest rate spread applicable to the incremental term loan less than 0.25%.  Each incremental facility will have terms and conditions (other than with respect to interest rate, maturity and amortization, subject to the limitations described above) that are substantially similar to those of the term loans outstanding on December 21, 2004, and shall be treated as loans for all purposes under the amended credit facility.

Item 1.02.              Termination of a Material Definitive Agreement

Termination of Parthenon Capital Management Agreement

In connection with the closing of Interline DE’s initial public offering, on December 21, 2004, we terminated our advisory agreement with Parthenon Capital, an affiliate of one of our principal stockholders, under which Parthenon Capital had provided various advisory services to us in exchange for an annual advisory fee of $250,000, and reimbursement of out-of-pocket expenses in connection with these services in an aggregate amount of up to $25,000 per year.  We made a payment of $187,500 to Parthenon Capital in connection with the termination of this agreement.

Item 5.02(b).                            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 21, 2004, Mr. Stephen V. McKenna, one of our directors and an affiliate of one of our principal stockholders, J.P. Morgan Partners (23A SBIC), L.P., resigned from our board of directors and the board of directors of Interline DE.

Item 8.01.              Other Events

On December 15, 2004, Interline DE issued a press release related to the pricing of its initial public offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01.              Financial Statements and Exhibits

Exhibits

10.1	Amendment No. 2 to Amended and Restated Shareholders’ Agreement, dated as of December 15, 2004, among Interline DE, certain of our shareholders and us.

99.1	Press Release of Interline DE, dated December 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLINE BRANDS, INC.

	By:	/s/ Laurence W. Howard
		Name:	Laurence W. Howard
		Title:	Vice President, General
Counsel and Secretary

Date: December 21, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
10.1

Amendment No. 2 to Amended and Restated Shareholders’ Agreement, dated as of December 15, 2004, among Interline DE, certain of our shareholders and us (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Interline DE on December 21, 2004 (File No. 001-32380)).

99.1	Press Release of Interline DE, dated December 15, 2004 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Interline DE on December 21, 2004 (File No. 001-32380)).